AMENDMENT TO PURCHASE AGREEMENT
& AGREEMENT MODIFICATION

This Amendment to Purchase Agreement & Agreement Modification (“Amendment”) is dated as of May 16, 2010, by and between Galen Capital Corporation, a Nevada corporation (“Galen”); GCC Capital Group, LLC, a Nevada limited liability corporation (“GCC”), Innolog Holdings Corporation (“Purchaser”), Innovative Logistics Techniques, Inc., a Virginia corporation (“Company”), the Company’s Stockholders (“Stockholders”) and Verle Hammond, an individual (“Hammond”) (collectively, the “Parties”).

WHEREAS, on March 31, 2009, the Parties entered into a Purchase Agreement (“Purchase Agreement”) for the sale of the Company (the “Purchase”);

WHEREAS, the Company has experienced and continues to experience significant cash flow challenges that threaten its survival and the Company continues to need additional capital to meet various obligations;

WHEREAS, Galen and GCC have contributed significant amounts of capital to the Company and covered various debt obligations of the Company;

WHEREAS, Galen, GCC and the Company have stepped up and taken action to address various significant liabilities of the Company and potential personal liabilities and exposure of various Stockholders and Hammond;

WHEREAS, additional capital may be contributed into the Company conditioned upon the Purchase Agreement being modified as provided herein;

WHEREAS, the Parties desire to optimize the likelihood of the continued viability and success of the Company and its parent companies (in which the Stockholders own equity interests), and towards that objective, the Parties desire to modify the terms of the Purchase and the Purchase Agreement (including the Employment Agreement entered into between the Company and Hammond pursuant thereto).

NOW THEREFORE, in consideration of the premises, $10.00, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

1)           Capitalized terms not otherwise defined herein shall have the meanings provided in the Purchase Agreement.

2)           The Purchase Agreement is hereby amended in accordance with Section 11.1 of the Purchase Agreement.

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3)           Section 2.3(a)(iii) Promissory Note. is hereby deleted.  The parties agree that the promissory note executed in connection with the Purchase and the Purchase Agreement is hereby retired.  The Stockholders agree to deliver the original signed Promissory Note to Purchaser immediately upon execution of this Amendment.  In exchange, the Shareholders shall receive a right to a total of 1,000,000 total shares of Preferred Stock of Purchaser.  GCC and Purchaser represent that (i) there will be only one class of preferred stock of Purchaser at such time and (ii) that the Preferred Stock that the Stockholders receive pursuant hereto shall have the exact same terms, rights and conditions as other shares of Preferred Stock that are being issued to other persons that are likewise retiring debt of GCC, Purchaser and/or the Company.  Such Preferred Stock shall be issued or delivered to the Stockholders upon the earlier of (i) the consummation of the pending merger of the Company with a public company and (ii) December 31, 2010; provided, however, that such shares of Preferred Stock shall not be issued and delivered to a specific Stockholder until such Stockholder has executed and delivered such shareholder agreement, underwriting agreement or similar agreements as may be required of all holders of Preferred Stock of the Company, of Galen or of the merged company.  The 1,000,000 total shares of Preferred Stock shall be divided among the Stockholders in the respective amounts designated by the Stockholders in writing to Purchaser prior to the date of issuance.

4)           Section 2.3(a)(iv) Conditional Note Payable. and Exhibit A, is herby modified as follows:  the calculation of Net Income for purposes of the earn out for the $900,000 Conditional Note Payable and the Net Income Target related thereto shall be calculated with the exclusion of the expense of any management fee to a parent company of Purchaser and the last clause of the first sentence is changed from “second anniversary (Year 2010)” to “third anniversary (Year 2011)” and the second clause in the last sentence is changed from “in years 2012 and 2011” to “in years 2014 and 2015”.

5)           Contemporaneously herewith, Verle Hammond and the Company are executing an amendment and restatement of that certain Employment Agreement dated as of April 1, 2009, between Verle Hammond and the Company.  The parties acknowledge and agree that there are no outstanding liabilities of any kind by any of the parties to such agreement to any other party thereunder.  This constitutes a mutual release of any claims of any kind or nature whatsoever under or in connection with such employment agreement.  In addition, the Company shall and shall continue to indemnify and hold Hammond harmless for actions and claims by creditors of the Company, known by and disclosed to the Company by Hammond; provided, however, that this indemnification shall not apply for any act or omission of Hammond (or relatives / affiliates of Hammond) which is or are deemed to be fraudulent, intentional or gross misconduct, or criminal (or if Hammond’s employment with the Company is terminated for Cause (as defined in the First Amended and Restated Employment Agreement between Hammond and the Company)).

6)           In addition, pursuant to a separate agreement, Verle Hammond agrees to and shall rescind and vacate, and if necessary forgive, cancel and forever discharge, that certain obligation, loan and or promissory Note from the Company (or Galen or GCC or any of their affiliates) in the amount of approximately $57,332 from or dated on or about November 2008, in exchange for 30,000 additional shares of Preferred Stock in accordance with the terms of paragraph 3 above.  The Company and GCC hereby rescinds and vacates, and if necessary forgives, cancels and forever discharges, Verle Hammond, Eleanor Hammond, Anthony Hammond, Veronne Williams, Pamela Holmes, William Flaherty, Dudley Patterson, Lenny Lessear, Lou Orlando, and Tim O’Shaugnessy and any of their respective direct relatives from any existing obligations, loans or notes that they may have to or in favor of the Company or GCC and such party similarly forgive, cancel and forever discharge any obligations, loans or notes they have with the Company and GCC.

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7)           All of the other terms and provisions of the Purchase Agreement shall remain in full force and effect and all of the General Provisions of Article XI shall be incorporated into and made a part of this Amendment.

IN WITNESS WHEREOF, Purchaser, GCC and Galen, the Company, intending to be legally bound have each: (i) executed this Agreement, in the case of a natural person, or (ii) caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

GALEN CAPITAL CORPORATION

By:
William Danielczyk,
Chairman

GCC CAPITAL GROUP, LLC

By:
William Danielczyk,
Chairman

INNOLOG HOLDINGS CORPORATION

By:
William Danielczyk,
Chairman

STOCKHOLDERS

Verle Hammond	Verle Hammond, individually under the Employment Agreement

Eleanor Hammond

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Anthony Hammond	Veronne Williams

Pamela Holmes	Lenny Leassear

Gene Losa	Lou Orlando

Tim O'Shaughnessy	Dudley Patteson

William Flaherty

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